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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number    001-10581

                          Bentley Pharmaceuticals, Inc.
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             (Exact name of registrant as specified in its charter)

          Bentley Park, 2 Holland Way, Exeter, NH 03833, (603) 658-6100
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.02 per share
                     Series A Junior Participating Preferred
                              Stock purchase rights
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)         [X]
Rule 12g-4(a)(2)         [ ]
Rule 12h-3(b)(1)(i)      [X]
Rule 12h-3(b)(1)(ii)     [ ]
Rule 15d-6               [ ]

Approximate number of holders of record as of the certification or
notice date:     1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Bentley Pharmaceuticals, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 22, 2008               By:  /s/ Brian E. Shanahan
                                       -----------------------------------------
                                       Name:     Brian E. Shanahan
                                       Title:    Assistant Secretary



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